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                                                               EXHIBIT 23



                      CONSENT OF INDEPENDENT AUDITORS


To Board of Directors
Strouds, Inc.:

We consent to incorporation by reference in the Registration Statements on Form S-8 (No. 33-87608 and No. 33-87610) of our report dated April 9, 1997, except for the last paragraph of note 6, which is as of May 29, 1997, relating to the balance sheets of Strouds, Inc. as of March 1, 1997 and March 2, 1996 and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 1, 1997, which report appears in the March 1, 1997 Annual Report on Form 10-K of Strouds, Inc.



/s/  KPMG Peat Marwick LLP
--------------------------
Los Angeles, California
May 29, 1997